Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare for GTC Francesca DeVellis (617) 577-8110

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

FRAMINGHAM, MA – May 3, 2007 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the first quarter ended April 1, 2007. The total net loss for the quarter was $7.5 million, or $0.10 per share, compared with $8.5 million, or $0.14 per share, in the first quarter of 2006.

“Partnering to support our development programs and product commercialization opportunities is an important strategic activity for GTC. We have significantly increased our business development resources during the quarter to support this strategy,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “Our two strategic collaborations, with LFB Biotechnologies and LEO Pharma A/S, are making important contributions to the growth of our business. The Factor VIIa program with LFB made good progress in the quarter and we look forward to LEO’s commercial introduction of our first approved product, ATryn®, in July in conjunction with the International Society of Thrombosis and Haemostasis in Geneva.”

During the quarter, Rick Finnegan, Vice President of Commercial Development, and Ashley Lawton, PhD, Vice President of Business Development, joined GTC to expand our business development and product commercialization capabilities. Rick Finnegan is focusing on market introduction strategies for our products, including through collaboration partners. Ashley Lawton is focusing primarily on additional collaborative partnering for our proprietary programs, including monoclonal antibodies, as well as developing our strategy for follow-on biologics, or FOBs. Based on the evolving legislative deliberations in defining a regulatory path for FOBs, we believe that this area of protein production will become increasingly important. The cost advantages of our transgenic production technology may broadly enable development of FOBs that otherwise may not be economically attractive.

ATryn®, our recombinant form of human antithrombin, was approved by the European Commission for the prophylactic treatment of deep vein thrombosis in patients with hereditary antithrombin deficiencies that are undergoing surgical procedures. LEO is preparing ATryn® for commercial launch in this indication. LEO is conducting a dose ranging Phase II study with ATryn® to find the optimum dose to use in a subsequent Phase III trial to treat disseminated intravascular coagulation, or DIC, associated with severe sepsis. This indication is a large unmet medical need with approximately 500,000 cases annually in Europe and the US with about 50% mortality. LEO anticipates enrolling the first patient into the Phase II study in the second quarter with patient enrollment expected to take approximately 12 months. We completed delivery of the initial supply of clinical material to LEO in the first quarter of 2007.

Separately, we are conducting a Phase III study that we anticipate will support filing for approval of ATryn® in the US in the hereditary deficiency indication. In parallel to studying patients that receive our drug, we are conducting a comparative retrospective, or historical, study in the same indication of patients treated with plasma derived antithrombin. The objective is to establish non-inferiority in the comparison between our recombinant antithrombin product and antithrombin derived from human plasma. Although recruitment into these studies has taken longer than originally planned due to the rare patient population and the strict entrance requirements, we anticipate obtaining top line data in the fourth quarter of 2007.

We estimate the total worldwide potential annual market for ATryn® in all indications is $500 to 700 million.

We have begun development with LFB of recombinant human factor VIIa, or rhFVIIa, a blood clotting factor. The first indication planned for this program is in the treatment of type A and type B hemophilia where patients have developed inhibitors to clotting factors VIII or IX. We are establishing transgenic rabbits that use our beta casein promoter technology to evaluate as founders of a production herd. An independent analyst report estimates the total worldwide market for rhFVIIa could be $2 billion by 2012, which is the year when the patents on the current marketed product, NovoSeven®, expire.

We have also entered agreements with PharmAthene to license our transgenic production technology patents and provide clinical supply manufacturing services in their development of Protexia®, a recombinant form of human butyrylcholinesterase, as a potential biodefense product to treat nerve agent toxicity. The process development work on Protexia® began this quarter.

We continue to strengthen and expand our intellectual property position. We recently entered into a license agreement with Start Licensing, Inc. for patents originally developed at Roslin Institute to ensure we have freedom to operate in applying nuclear transfer to the development of transgenic mammals that produce therapeutic proteins in their milk. Nuclear transfer may be used as an alternative to micro-injection. We expect that in many cases it can provide greater schedule predictability in developing the first animal that incorporates into its genome the transgene for a therapeutic protein to be expressed in milk. Nuclear transfer may also be used to speed the development of large scale transgenic production capacity.

Our cash and marketable securities at the end of the first quarter of 2007 totaled approximately $39.6 million, a $4.2 million decrease compared to the $43.8 million total at the end of 2006. During the quarter, we received $4.5 million of proceeds from the final installment of LFB’s investment in GTC. Exclusive of the LFB investment, we used approximately $8.7 million of cash and marketable securities in the first quarter. Our projected net cash burn for the remaining nine-months of the year is in the range of $15 to 18 million, which is consistent with our previous full year forecasted burn. The planned activities associated with the current ATryn® manufacturing campaign to supply clinical and commercial needs will be completed during the second quarter of 2007. The timing of expenses around the manufacturing campaign is expected to result in a higher net cash use in the first half of the year compared to the second half of the year. Our anticipated cash receipts for the year include additional delivery of material to LEO, and payments from new and existing partners, including from our supply agreements with PharmAthene and Merrimack Pharmaceuticals.

Revenues were approximately $5.4 million for the quarter, a $3.2 million increase from the first quarter of 2006. The increase in revenues was primarily related to the supply of ATryn® to LEO for the Phase II DIC study. Revenues in the quarter also included supply sales to Merrimack and services to PharmAthene. Revenues in the first quarter of 2006 were primarily due to supply of product to Merrimack.

Costs of revenue and operating expenses totaled $13.2 million in the current quarter, approximately 23% higher than $10.7 million in the first quarter of 2006. The increase was driven primarily by the cost of ATryn® sold to LEO, the expenses associated with the rhFVIIa program, and increased legal and patent costs.

The per share results were affected by an increase in the weighted average number of shares outstanding from 60.8 million shares for the first quarter of 2006 to 77.5 million shares for the first quarter of 2007. The increase in the weighted average shares outstanding primarily reflect the issuance of approximately 12 million shares of common stock in our July 2006 registered direct placement and 3.6 million shares of common stock purchased by LFB in January 2007. GTC had approximately 77.6 million shares outstanding as of April 1, 2007. However, the 14.6 million common shares that are issuable upon conversion of the Series D convertible preferred stock held by LFB are not included in calculations of our per share results because under generally accepted accounting principles the great number of shares would reduce the per share amount of our reported losses.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through GTC’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-866-362-4820. The dial-in number from outside the United States is 1-617-597-5345. The participant pass code number is 63342680.

About GTC Biotherapeutics

GTC Biotherapeutics develops, produces, and commercializes therapeutic proteins through transgenic animal technology. In August 2006, ATryn®, GTC’s recombinant form of human antithrombin, was approved by the European Commission for use in patients with hereditary antithrombin deficiency undergoing surgical procedures. This was the first approval anywhere in the world of a therapeutic protein produced from a transgenic animal. Antithrombin is a protein with anticoagulant and anti-inflammatory properties. We have developed goats that have the human antithrombin gene linked to a milk-protein promoting gene so that they express this protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in economically viable quantities in conventional production systems. In addition, GTC has established a strategic collaboration with LFB Biotechnologies of France to jointly develop recombinant forms of human plasma proteins and monoclonal antibodies. The first program of the collaboration will be to develop recombinant human factor VIIa as a potential treatment for hemophilia in patients with antibodies to other coagulation factors.

In 2006, GTC was granted a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as those that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding prospects for collaborations and business development, the expected net utilization of cash and marketable securities in 2007, the anticipated commercial launch of ATryn®, the anticipated clinical development of the DIC indication with LEO and the potential market for ATryn®, and the timing for completing the Phase III hereditary deficiency study of ATryn® for the US and availability of top line results from that study. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of collaboration partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended
	April 1, 2007	April 3, 2005
Revenue	$5,429	$2,201
Costs of revenue and operating expenses:
Cost of revenue	4,164	1,223
Research and development	6,466	7,478
Selling, general and administrative	2,557	2,037

	13,187	10,738

Loss from operations	$(7,758)	$(8,537)

Other income (expense):	249	34

Net Loss	$(7,509)	$(8,503)

Net loss per common share (basic and diluted)	$(0.10)	$(0.14)

Weighted average number of shares outstanding (basic and diluted)	77,468	60,773

	April 1, 2007	December 31, 2006
Cash and marketable securities	$39,639	$43,835
Other current assets	5,446	4,383
Property and equipment, (net)	14,549	15,336
Other assets	9,605	9,681

Total assets	$69,239	$73,235

Current liabilities	$13,983	$15,535
Short-term deferred contract revenue	4,318	3,301
Long-term deferred contract revenue	5,179	5,953
Long-term debt	10,242	10,470
Other liabilities	20	20
Stockholders' equity	35,497	37,956

Total liabilities and stockholders' equity	$69,239	$73,235